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                                                                      EXHIBIT 11



                                BIO-PLEXUS, INC.
               STATEMENT RE COMPUTATION OF LOSS PER COMMON SHARE

                                             Three Months Ended March 31,
                                                 1996           1995
Net loss                                     $(2,774,000)   $(3,491,000)

Computation of weighted average
common shares outstanding (1):
     Common Stock                              6,556,783      4,724,825
     Class A Common Stock                         20,000         20,000
                                             -----------    -----------
          Total pro forma weighted average     6,576,783      4,744,825
                                             ===========    ===========

Net loss per common share                    $     (0.42)   $     (0.74)
                                             ===========    ===========

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(1)    Common share equivalents (stock options and warrants) are excluded from the computation as their effect is anti-dilutive.